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										File Number 70-7258


	SECURITIES AND EXCHANGE COMMISSION
	Washington, DC  20549


	Post Effective Amendment No. 5

	to

	FORM U-1

	APPLICATION-DECLARATION UNDER THE
	PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

	By

	CONSOLIDATED NATURAL GAS COMPANY
	CNG Tower
	Pittsburgh, Pennsylvania  15222-3199

	(a registered holding company and
	the parent of the other parties)


CNG COAL COMPANY
CNG ENERGY SERVICES CORPORATION
CNG FINANCIAL, INC.
CNG INTERNATIONAL CORPORATION
CNG IROQUOIS, INC.
CNG MARKET CENTER SERVICES, INC.
CNG PIPELINE COMPANY
CNG POWER COMPANY
CNG POWER SERVICES CORPORATION
CNG PRODUCING COMPANY
CNG PRODUCTS AND SERVICES, INC.
CNG RESEARCH COMPANY
CNG RETAIL SERVICES CORPORATION
CNG STORAGE SERVICE COMPANY
CNG TELECOM, INC.
CNG TRANSMISSION CORPORATION
CONSOLIDATED NATURAL GAS
SERVICE COMPANY, INC.
CONSOLIDATED SYSTEM LNG COMPANY
THE EAST OHIO GAS COMPANY
HOPE GAS, INC.
THE PEOPLES NATURAL GAS COMPANY
VIRGINIA NATURAL GAS, INC.



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									File Number 70-7258



	Names and addresses of agents for service:

	S. E. WILLIAMS, Senior Vice President
	and General Counsel
	Consolidated Natural Gas Company
	CNG Tower
	625 Liberty Avenue
	Pittsburgh, Pennsylvania 15222-3199


	J. M. HOSTETLER, JR., Attorney
	CNG Tower
	625 Liberty Avenue
	Pittsburgh, Pennsylvania  15222-3199


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									File Number 70-7258

	SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C.  20549

	Post Effective Amendment No. 5
	to
	FORM U-1

	APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
	HOLDING COMPANY ACT OF 1935


Item 1.  DESCRIPTION OF PROPOSED TRANSACTION

BACKGROUND
__________

	Consolidated Natural Gas Company ("CNG") is a Delaware corporation and a public utility holding company registered as such under the Public Utility Holding Company Act of 1935 ("Act"). It is engaged solely in the business of owning and holding all of the outstanding securities, with the exception of certain minor long-term debt, of the captioned companies. These subsidiary companies are primarily engaged in natural gas exploration, production, purchasing, gathering, transmission, storage, distribution, by-product operation, research, marketing of energy commodities and energy-related products and services.

PREVIOUS MONEY POOL ORDERS
__________________________

	By Securities and Exchange Commission ("Commission") orders dated June 12 and July 16, 1986, HCAR No. 24128 and
24150, respectively, (collectively referred to as "Original Orders") under this file number, CNG and most of the captioned companies were authorized to establish the Consolidated System Money Pool ("Money Pool"). By order dated May 27, 1987, HCAR
No. 24399 under this file number, CNG Pipeline Company and CNG
Energy
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Services Corporation (formerly, CNG Trading Company) were
authorized to be participants in the Money Pool. By order dated February 14, 1990, HCAR No. 25040, under File No.
70-7667, Virginia Natural Gas, Inc. was authorized to be a participant in the Money Pool. By order dated May 13, 1991,
HCAR No. 25311, under File No. 70-7729, CNG Storage Service Company was authorized to be a participant in the Money Pool.
By order dated April 8, 1994, HCAR No. 26021, under this file number, CNG Iroquois, Inc. was authorized to be a participant.
	The Original Orders established that funds from the money pool be administrated by Consolidated Natural Gas Service Company, Inc. ("Service Company") and loaned on a short-term basis to each participant company which has a need for short-term funds, other than CNG. (CNG is a participant but not a borrower.) After satisfaction of borrowing needs of the participant companies and after any possible prepayment of outstanding indebtedness, Service Company, as agent for the pool, invests excess funds and allocates the earnings among those participant companies providing such excess funds. Contributions to and borrowings from the pool are documented on the books of each participant company. Loans are payable on demand, may be prepaid without premium or penalty, and bear interest, payable monthly. The April 8, 1994 order changed the rate charged to borrowers from "the rate equal to the effective short-term borrowing costs of CNG" to "a rate equal to the effective weighted average rate of interest on CNG's commercial paper and/or revolving credit borrowings." In the event no such loans are outstanding, the federal funds effective rate as quoted daily by the Federal Reserve Bank of New York applies. These rates are adjusted monthly to reflect the opportunity cost of investments


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to the extent borrowings are obtained from contributions that otherwise would be invested as surplus by the lending participant company. In addition, any participant may withdraw funds contributed to the money pool at any time.

NEW COMPANIES TO JOIN MONEY POOL
________________________________

	CNG Market Center Services, Inc. ("Market Center Services") CNG Power Services Corporation ("Power Services") CNG Products and Services, Inc. ("Products and Services"), CNG Retail Services Corporation ("Retail Services"), CNG Telecom, Inc. ("Telecom") and CNG International Corporation ("International") (collectively, the "New Companies") now propose to be full participants in the Money Pool.
	By order dated October 21, 1994, HCAR No. 26148, the Commission authorized CNG through its subsidiary, CNG Power Company ("CNG Power"), to invest in Market Center Services. (As of January 16, 1995, CNG Energy Company changed its name to CNG Power Company.) Financing can done through purchasing stock, making open account advances or long-term loans, in any combination thereof.
	Market Center Services -- a special purpose, wholly-owned subsidiary of CNG Power -- owns a 50% general partnership interest in the CNG/Sabine Center, the Delaware partnership operating a market center or "super-hub" which offers services at points along the 7,400 mile pipeline system of CNG Transmission Corporation (CNG's wholly-owned pipeline subsidiary). The other 50% general partnership interest is owned by Sabine Hub Services Company, a wholly-owned subsidiary of Texaco, Inc.


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	Power Services is CNG's national power marketing
entity. Power Services has exempt wholesale generator
("EWG") status under Section 32 of the Act.  In 1995,
Power Services became a leading power marketer in the U.
S.  --  in terms of mega-watt hour sales of electricity.
	By order dated August 28, 1995, HCAR No. 26363, file number 70-8577, the Commission authorized CNG and Energy Services to engage in the business of providing certain energy-related products and services ("Customer Services") to customers of CNG's local distribution companies and to others, primarily customers of utilities not affiliated with CNG.
	CNG formed a new special-purpose subsidiary  --  CNG
Products and Services  --   to engage in the new business.
(Originally CNG Special Products and Services, Inc., the name was changed to CNG Products and Services, Inc., effective November 20, 1995.) The Customer Services (e.g., the Service Line Maintenance Program) are offered as a convenience to utility customers. Financing can done through purchasing stock, making open account advances or long-term loans, in any combination thereof.
	By Commission order dated January 15, 1997 (HCAR No. 26647), file number 70-8883, the Commission authorized
Energy Services and Retail Services to market energy commodities of all types at retail. Retail Services is a subsidiary of Energy Services. Financing can done through purchasing stock, making open account advances or long-term loans, in any combination thereof.
	Telecom is an "exempt telecommunications company" within the meaning of Section 34(a)(1) of the Act, as added by Section 103 of the Telecommunications Act of 1996. The

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Federal Communications Commission issued its order
granting such status on January 29, 1997 (File No. ETC-96-
19).
	International is the CNG company that invests in energy-related businesses outside the United States.
Commission orders authorizing such have been issued May 30
(HCAR No. 26523), October 25 (HCAR No. 26595) and November
16, 1996 (HCAR No. 26608).
	A number of orders for CNG companies in recent years include blanket authorization to incorporate additional subsidiaries to engage in the newly authorized line of business. See Consolidated Natural Gas Company, et al., HCAR Nos. 26341 (Energy Services Partnering), 26500 (Omnibus Financing), 26523, 26595 and 26608 (International) and 26647 (Energy Services' Retail Marketing of Energy Commodities). Applicants request that such additional subsidiaries -- created under the above and similar blanket authorizations -- be allow to participate in the Money Pool without additional Commission authorization.
	The New Companies' participation in the Money Pool would allow their available cash and/or short-term borrowing requirements to be matched on a daily basis with those of other participants in the pool, thereby minimizing the need for short-term borrowing. If participation in the pool is authorized, funds will be loaned from the Money Pool in the form of open account advances under the same terms and limitations as currently authorized. Any borrowings by the New Companies from the Money Pool would be limited to each companies authorized aggregate amount of financing less the amount of financing obtained from sources other than open account advances and previous open account advances outstanding at the date of the order issued in this proceeding.


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Item 2.	Fees, Commissions, and Expenses
	It is estimated that the fees, commissions and expenses ascertainable at this time to be incurred by Consolidated in connection with the proposed transactions will not exceed $5,000, including $4,000 payable to Consolidated Natural Gas Service Company, Inc. ("Service Company") for services on a cost basis (including regularly employed counsel) for the preparation of this Application-Declaration and other documents, and $1,000 for miscellaneous other expenses.
The charges of Service Company, a subsidiary service company, for services on a cost basis (including regularly employed counsel) in connection with the preparation of this Application-Declaration and other related documents and papers required to consummate the proposed transactions are as stated above.

Item 3.	Applicable Statutory Provisions
	If the Commission considers the proposed future transactions to require any authorization, approval or exemption, under any section of the Act or Rule or Regulation other than those cited herein, such authorization, approval or exemption is hereby requested.

Item 4.	Regulatory Approval

No state commission and no federal agency other than this Commission has jurisdiction over the proposed transactions.


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Item 5.	Procedure

Applicants respectfully request that an order be issued approving this Post Effective Amendment by May 15,
1997.

It is submitted that a recommended decision by a hearing or other responsible officer of the Commission is not needed with respect to the proposed transactions. The office of the Division of Investment Management Office of Public Utility Regulation may assist in the preparation of the Commission's decision. There should be no waiting period between the issuance of the Commission's order and the date on which it is to become effective.


Item 6.	Exhibits and Financial Statements

		The following exhibits and financial statement are made a part of this statement:

		(a)	Exhibits

			o	Proposed Notice pursuant to Rule 22(f)


	(b)	Financial Statements

	Financial statements of the applicant-declarants are deemed unnecessary with respect to the proposed authorizations sought herein due to the simple nature of the Amendment.

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Item 7.	Information as to Environmental Effects

The proposed transactions do not involve major federal action having a significant effect on the human environment. See Item 1(a).

No federal agency has prepared or is preparing an environmental impact statement with respect to the proposed transaction.





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	SIGNATURES
	___________

	Pursuant to the requirements of the Public Utility
Holding Company Act of 1935, the undersigned Company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

						CONSOLIDATED NATURAL GAS COMPANY


						By	D. M. Westfall
							Senior Vice President
							and Chief Financial Officer

CNG COAL COMPANY
CNG ENERGY SERVICES
CORPORATION
CNG FINANCIAL, INC.
CNG INTERNATIONAL CORPORATION
CNG IROQUOIS, INC.
CNG MARKET CENTER SERVICES,
INC.
CNG PIPELINE COMPANY
CNG POWER COMPANY
CNG POWER SERVICES CORPORATION
CNG PRODUCING COMPANY
CNG PRODUCTS AND SERVICES,
INC.
CNG RESEARCH COMPANY
CNG RETAIL SERVICES
CORPORATION
CNG STORAGE SERVICE COMPANY
CNG TELECOM, INC.
CNG TRANSMISSION CORPORATION
CONSOLIDATED NATURAL GAS
SERVICE COMPANY, INC.
CONSOLIDATED SYSTEM LNG
COMPANY
THE EAST OHIO GAS COMPANY
HOPE GAS, INC.
THE PEOPLES NATURAL GAS
COMPANY
VIRGINIA NATURAL GAS, INC.



						By	J. M. Hostetler, Jr.
							  Their Attorney

Dated:  March 20, 1997